                                                              ------------------

                                                              ------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                                iPrint.com, inc
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   462628108
                        ------------------------------
                                (CUSIP Number)

                                Not applicable
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

-------------------------                                   ------------------
  CUSIP No. 462628108                   13G                     Page 2 of 8
-------------------------            ---------              ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Information Technology Ventures, L.P.  94-3233967

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          4,689,675
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,689,675
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,689,675
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      15.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                   ------------------
  CUSIP No. 462628108                   13G                     Page 3 of 8
-------------------------            ---------              ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ITV Affiliates Fund, L.P.  94-3238338

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          125,057
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          125,057
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      125,057
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      Less than 1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                   ------------------
  CUSIP No. 462628108                   13G                     Page 4 of 8
-------------------------            ---------              ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark Dubovoy

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          30,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          30,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      30,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      Less than 1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 8 pages

---------------------                                              -------------
 CUSIP NO. 462628108                      13G                       Page 5 of 8
---------------------               -------------                  -------------

Item 1.

     (a)  Name of Issuer:

          iPrint.com, inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1450 Oddstad Rd.
          Redwood City, California 94063

Item 2.

     (a)  Name of Person Filing:

          (1)  Information Technology Ventures, L.P.
          (2)  ITV Affiliates Fund, L.P.
          (3)  Mark Dubovoy

     (b)  Address of Principal Business Office or, if none, Residence:

          100 Hamilton Avenue, Suite 400
          Palo Alto, California 94301

     (c)  Citizenship:

          The entities listed in Item 2(a) are California Partnerships Mark Dubovoy is a United States citizen

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          462628108

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

     (a)  [_]  Broker or Dealer registered under section 15 of the Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance company as defined in section 3(a)(19) of the Act

---------------------                                              -------------
 CUSIP NO. 462628108                    13G                         Page 6 of 8
---------------------              ------------                    -------------

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940

     (e)  [_]  Investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E)

     (f)  [_]  An employee benefit plan or endowment fund in accordance with
               (S) 240.13d-1(b)(1)(ii)(F);

     (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

     (j)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     (a)  Amount Beneficially Owned:

          (1)  Information Technology Ventures, L.P.: 4,689,675 (1)
          (2)  ITV Affiliates Fund, L.P.: 125,057 (1)
          (3)  Mark Dubovoy: 30,000 (2)

     (1) The general partner of both Information Technology Ventures, L.P. and ITV Affiliates Fund, L.P. is ITV Management, LLC. In this capacity, ITV Management, LLC, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of ITV Management, LLC has or shares such voting or investment power. Mr. Dubovoy disclaims beneficial ownership of all shares except for his own pecuniary interest.

     (2) Reflects options to purchase shares of common stock, which are exercisable within 60 days of the reporting date.

     (b)  Percent of Class:

          (1)  Information Technology Ventures, L.P.: 15.6 %
          (2)  ITV Affiliates Fund, L.P.: Less than 1%
          (3)  Mark Dubovoy: Less than 1%

          Based on 30,054,097 shares of the Issuer's Common Stock outstanding as of December 31, 2000.

          (c)  Number of shares as to which such person has:*

          (i)  sole power to vote or to direct the vote:

               Information Technology Ventures, L.P.: 4,689,675
               ITV Affiliates Fund, L.P.: 125,057

---------------------                                              -------------
 CUSIP NO. 462628108                    13G                         Page 7 of 8
---------------------              -------------                   -------------

               Mark Dubovoy: 30,000

          (ii)  shared power to vote or to direct the vote:

          (iii) sole power to dispose or to direct the disposition of:

                Information Technology Ventures, L.P.: 4,689,675
                ITV Affiliates Fund, L.P.: 125,057
                Mark Dubovoy: 30,000

          (iv)  shared power to dispose or to direct the disposition of:

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of the Group

          Not applicable.

Item 10.  Certification

          Not applicable.

----------------------                                             -------------
 CUSIP NO. 462628108                      13G                       Page 8 of 8
----------------------               ------------                  -------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2001.

                                       /s/  Mark Dubovoy
                                       -----------------------------------------
                                       Information Technology Ventures, L.P.
                                       By:  ITV Management, LLC, General Partner
                                            Mark Dubovoy, Principal Member

                                       /s/  Mark Dubovoy
                                       -----------------------------------------
                                       ITV Affiliates Fund, L.P.
                                       By:  ITV Management, LLC, General Partner
                                            Mark Dubovoy, Principal Member

                                       /s/  Mark Dubovoy
                                       -----------------------------------------
                                       Mark Dubovoy